Exhibit 1

Japan

This description of Japan is dated September 6, 2012 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2012.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.

TABLE OF CONTENTS

GENERAL	4
Area and Population	4
Government	4
Political Parties	4
Leadership	4
International Organizations	5
THE ECONOMY	7
General	7
Gross Domestic Product and National Income	9
Industry	11
Energy	11
Price Indices	12
Labor	13
FOREIGN TRADE AND BALANCE OF PAYMENTS	17
Foreign Trade	17
Balance of Payments	19
Official Foreign Exchange Reserves	20
Foreign Exchange Rates	20
FINANCIAL SYSTEM	21
The Bank of Japan and Monetary Policy	21
Government Financial Institutions	21
Private Financial Institutions	22
GOVERNMENT FINANCE	23
Revenues, Expenditures and Budgets	23
Tax Structure	26
Fiscal Investment and Loan Program (“Zaito”)	27
DEBT RECORD	28
JAPAN PUBLIC DEBT	28
INTERNAL DEBT	30
Direct Debt of the Japanese Government	30
Debt Guaranteed by the Japanese Government	33
EXTERNAL DEBT	34
Debt Guaranteed by the Japanese Government	34
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS	34

FURTHER INFORMATION

This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2012. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 5, 2012, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥78.38=$1.00, and the noon buying rate on August 31, 2012 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥78.30=$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.

References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan

GENERAL

Area and Population

Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.

Japan has a total population of approximately 127.6 million (estimated as of July 1, 2012). It has one of the highest population densities in the world and approximately 23% of its people (estimated as of October 1, 2011) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population decrease during the years 2007-2011 showed a decline rate of 0.04%. Japan’s population decreased 0.2% during the 12 months ended October 1, 2011.

Government

The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving certain matters including the national budget and electing the Prime Minister.

The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.

Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.

Political Parties

Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on July 21, 2009 and an election was held on August 30, 2009. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six- year terms with one-half of the membership being elected every three years. In an election in July 2010, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to the 47 prefectures of Japan. Currently, the House of Councillors consists of 121 members whose term expires in July 2013 and 121 members whose term expires in July 2016.

Leadership

Japan’s current Prime Minister is Yoshihiko Noda, a member of the Democratic Party of Japan and member of the House of Representatives in the Diet. Mr. Noda was formally appointed Prime Minister by the Emperor on September 2, 2011, and Noda succeeded the former Prime Minister Naoto Kan, who is also a member of the Democratic Party of Japan. Kan served as Japan’s 94th Prime Minister from June 8, 2010 through September 2, 2011. Prior to the Kan Administration, Yukio Hatoyama, a member of the Democratic Party of Japan, served as the 93rd Prime Minister from September 16, 2009 through June 8, 2010.

The following tables set forth the membership by political party of the House of Representatives as of July 31, 2012 and the House of Councillors as of August 9, 2012.

House of Representatives
Democratic Party of Japan and Club of Independents	249
Liberal Democratic Party	120
People’s Life First • KIZUNA	47
New Komeito	21
Japanese Communist Party	9
Social Democratic Party	6
Your Party	5
People’s New Party and Group of Independents	4
Reform Group of Independents	4
New Party DAICHI - SHINMINSHU	3
The Sunrise Party of Japan	2
Independents	9
Vacancies	1

Total	480

Source: House of Representatives.

House of Councillors
The Democratic Party and The Shin-Ryokufukai	88
Liberal Democratic Party, The Sunrise Party of Japan and Group of Independents	87
New Komeito	19
People’s Life First	12
Your Party	11
Japanese Communist Party	6
Social Democratic Party	4
Green Wind	4
The People’s New Party	3
New Renaissance Party	2
New Party DAICHI-SHINMINSHU	2
Independents	4
Vacancies	0

Total	242

Source: House of Councillors.

International Organizations

Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

The following is a map of Japan, illustrating its location with respect to neighboring countries:

MAP OF JAPAN

Road
Outer limits of Japan's territory
City
1000km
Distance from Tokyo
Map Projection :
Azimuthal equidistant projection
Standard point :
Origin of the Japanese
Horizontal Control Network
(Minato-ku, Tokyo)
35° 39′ 29″ N
139° 44′ 29″ E
0 100 200 300 400 500km
Bathymetry is taken from the GEBCO Digital Atlas.
SEA OF OKHOTSK
(OHOTSUKU KAI)
KARAFUTO(SAKHALIN)
The most northern end of Japan
Etorofu To
Kunashiri To
Rebun To
Asahikawa
Sapporo
Kushiro
Hakodate
Aomori
Akita
Morioka
JAPAN SEA
(NIHON KAI)
Sendai
Niigata
Nagano
Utsunomiya
Take Shima
Kanazawa
Matsue
Kyoto
Tokyo
Hiroshima
Nagoya
Osaka
Tsushima
Matsuyama
Fukuoka
Hachijo Jima
JAPAN
IZU SHOTO
Kagoshima
NORTH PACIFIC OCEAN
(KITATAIHEI YO)
Tori Shima
EAST CHINA SEA
(HIGASHISHINA KAI)
NANSEI SHOTO
SENKAKU SHOTO
Uotsuri Shima
Naha
Chichi Jima
OGASAWARA SHOTO
Minamidaito Jima
The most western end of Japan
The most eastern end of Japan
Minamitori Shima
Io To
Minami Io To
The most southern end of Japan
Okinotori Shima
PHILIPPINE SEA

This map is compiled from 1/5,000,000 Japan and Its Surroundings (2010 Revised).

Geospatial Information Authority of Japan
Ministry of Land, Infrastructure, Transport and Tourism
Government of Japan

THE ECONOMY

General

Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.

While the Japanese economy expanded during the period from 2002 to 2007, amidst that expansion, and prior to the global economic crisis of 2008, Japan continued to face several domestic economic difficulties. Among other things, domestic consumption contributed to the economic recovery to a lesser degree than was the case in prior economic growth periods. Also, despite the improving employment environment at the time, the average wage failed to grow appreciably. While those Japanese manufacturing companies with a global competitive edge achieved growth on the back of the favorable world economy, small-to-medium enterprises and the non-manufacturing sectors realized only limited productivity growth and profitability. This in turn caused imbalance in the level of economic recovery among the different regions in Japan. In the longer term, Japan faced a declining population, mass retirement of the baby boomer generation, environmental/energy conservation agenda, and fiscal deficit problem. Against this backdrop, the subprime loan crisis in the United States and increases in the prices of energy and raw materials precipitated weakness in the global economy, causing the Japanese economy to deteriorate. Throughout JFY 2008, the global economy continued to worsen, as the collapse of several major financial institutions in the United States and other factors contributed to a credit tightening, volatility in stock, currency and other markets, loss of consumer confidence and decrease in business and industrial activities on a global basis. The Japanese economy was also adversely affected by these factors, especially as Japan’s export sector was hit by the decline in global demand and appreciation of the yen against other major currencies. After February 2008, Japan had entered a recession. The Japanese economy in JFY 2010 picked up, despite a difficult situation where the unemployment rate remained at a high level. The GDP growth rate at constant prices (real GDP growth) in JFY 2010 turned positive to 3.3%, up from -2.1% in the previous fiscal year. The GDP growth rate at current prices (nominal GDP growth), which more directly reflects people’s sentiment toward the economy, also showed improvement in JFY 2010 to 1.2%, up from -3.2% in JFY 2009 after a decline for two consecutive fiscal years.

On March 11, 2011, just as the Japanese economy was in a transition from the state of stagnation to recovery, the Great East Japan Earthquake (“Earthquake”) struck Japan. As a result, the Japanese economy posted negative growth for the first and second quarter in 2011. Unlike the cases of the Great Hanshin-Awaji Earthquake in 1995 or Hurricane Katrina in 2005, personal consumption declined on a nationwide basis, with consumer sentiment deteriorating sharply after the Earthquake. The Earthquake had a severe impact on production in Japan through the shutdown of damaged factories, disruptions of the supply chains and power supply constraints. In particular, the Earthquake affected Japan’s auto industry which depends on the Tohoku region for the supply of key parts including semiconductors and other electronic components. The supply constraints and the slower growth in corporate earnings in the aftermath of the Earthquake also put downward pressure on capital investment activities. The Earthquake was accompanied by a nuclear power plant accident, which not only caused power supply constraints but also had a chilling effect on certain business activities, such as in the tourism and leisure sectors. Following the Earthquake, the number of visitors to Japan from foreign countries dropped by approximately half from the monthly averages in the prior year. The Earthquake and its aftermath prompted the Government of Japan to compile a series of supplementary budgets to support reconstruction efforts. On May 2, 2011, a first supplementary budget of approximately ¥4 trillion was approved by the Diet to finance reconstruction relating to damages from the Earthquake and tsunami. The budget was aimed at disaster relief, including providing temporary housing, rebuilding of facilities and disaster assistance loans. On July 25, 2011, the Japanese government approved a second supplementary budget of approximately ¥2 trillion aimed at further disaster relief, including increasing the Contingency Reserve for Recovery from the Great East Japan Earthquake. On November 21, 2011, the Japanese government approved the third supplementary budget of approximately ¥12 trillion aimed at disaster relief, including provision of emergency support to people affected by the disaster and reconstruction of public utilities and facilities. On February 8, 2012, the Japanese government approved the fourth supplementary budget of approximately ¥2.5 trillion aimed at meeting additional financial demand of utmost necessity and urgency.

The Earthquake and the nuclear disaster in Fukushima were followed by a severe flooding that occurred at the end of July in Thailand, Japan’s sixth largest trading country in both export and import. With approximately 90% of Japan’s Thailand-bound export being intermediary materials for cars and electronics, the suspended operations of the local factories has suppressed the export of these goods and thereby adversely affect the Japanese economy.

Thus, JFY 2011 started in a very challenging environment, with the Earthquake seriously crippling the economy and posting negative growth for the first quarter. Over time, the government and the people joined forces in an all-out effort to rebuild the social and economic infrastructure, facilitating a rapid recovery of the supply chains and helping the economy on a track to a gradual recovery. Since the summer of 2011, however, the rapid appreciation in yen, the reduced external demand due to the Thai flooding (as described above) and deceleration in the world economy stemming from the European sovereign debt crisis kept such recovery to a modest level. The real GDP marked a negative growth by 0.0% during JFY 2011, with the nominal GDP posting a negative growth by 2.0%. Consumer prices have remained stable since the Earthquake, although households’ expected inflation rate has risen due to a rise in crude oil prices and the post-Earthquake supply constraints. The Cabinet Office of the Government of Japan currently expects the Japanese economy to recover moderately during JFY 2012, posting real GDP growth of 2.2% and the nominal GDP growth of 2.0%.

The Japanese economy faces certain challenges. The strong yen may also lead to the Japanese companies’ relocation overseas and local procurement of manufacturing materials, resulting in loss of employment in Japan. Further challenges for the Japanese economy include, as further described herein, an increased dependence on LNG and other energy imports as a result of the nuclear accident at the Fukushima Daiichi Nuclear Plant and suspension of operations at other nuclear power plants and, over the long term, demographic challenges, such as an aging workforce and population decrease, and the high levels of public debt and associated debt servicing payments.

Quantitative Impact of Declining Global Demand and Yen Appreciation

The recent global uncertainty may adversely affect the global economic environment as well as the currency exchange rates, which in turn may negatively affect Japan’s economy. The following tables illustrate quantitative impact on Japan’s economy in cases of declining world demand and appreciation in yen according to The ESRI Short-Run Macroeconometric Model of the Japanese Economy (January 2011):

Downward pressure on the business activities if the global demand decreases by 1%

	Export	Capital investment	GDP
First year	(0.4)	(0.1)	(0.1)
Second year	(0.6)	(0.1)	(0.1)

(Note) Difference ratio (%) from the standard case.

Downward pressure on the business activities by yen appreciation (increase against the dollar by 10%)

	Export	Capital investment	GDP
First year	(1.7)	0.0	(0.2)
Second year	(2.1)	(0.2)	(0.4)

(Note) Difference ratio (%) from the standard case.

(Companies’ anticipated foreign exchange rate: FY2011 ¥82.59/dollar (researched in June) source: Bank of Japan, TANKAN)

Gross Domestic Product and National Income

The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2007 through JFY 2011.

Gross Domestic Product

	JFY 2007	JFY 2008	JFY 2009	JFY 2010	JFY 2011	Percentage of JFY 2011 GDP
Total Consumption
Private sectors	¥294,728	¥288,105	¥284,237	¥284,182	¥284,952	60.6%
Public sectors	93,256	92,895	94,244	95,784	97,181	20.7

	387,983	381,000	378,481	379,967	382,133	81.3

Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	76,832	71,015	60,771	62,030	62,117	13.2
Residential Construction	16,354	16,528	12,642	12,997	13,560	2.9
Public sectors	22,083	21,200	22,829	21,443	22,242	4.7

	115,269	108,743	96,241	96,470	97,919	20.8

Additions to Business Inventories
Private sectors	1,658	1,341	(5,144)	(1,305)	(3,738)	-0.8
Public sectors	52	55	(33)	(76)	47	0.0

	1,710	1,396	(5,177)	(1,380)	(3,691)	-0.8

Net Exports of Goods and Services	8,062	(1,619)	4,316	4,300	(6,380)	-1.4

Nominal Gross Domestic Expenditures	¥513,023	¥489,520	¥473,862	¥479,356	¥469,981	100.0%

Real Gross Domestic Expenditures(a)	¥525,470	¥505,803	¥495,422	¥511,725	¥511,527

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	26,710	23,202	18,434	18,641	20,595
Less: Imports of Goods and Services and Other Payments Abroad	(8,981)	(7,929)	(5,364)	(5,383)	(5,806)

	17,730	15,272	13,070	13,259	14,789

Gross National Income	¥530,753	¥504,792	¥486,932	¥492,615	¥484,770
Percentage Changes of GDP from Previous Year
At Nominal Prices	0.8%	-4.6%	-3.2%	1.2%	-2.0%
At Real Prices(a)	1.8	-3.7	-2.1	3.3	-0.0
Deflator	-1.0	-0.9	-1.2	-2.1	-1.9

(a)	Real prices are based on calendar year 2000.

Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2012.

	Quarterly Gross Domestic Product(a)
	JFY 2010			JFY 2011				JFY 2012
	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter
Nominal Gross Domestic Expenditures(b)	¥483,894	¥481,133	¥469,758	¥463,338	¥470,751	¥469,525	¥476,054	¥475,396

Real Gross Domestic Expenditures(b)(c)	¥515,332	¥515,357	¥505,071	¥502,694	¥511,781	¥512,188	¥519,076	¥520,836

Percentage Changes of GDP from the Previous Quarter At Nominal Prices(d)	0.1%	-0.6%	-2.4%	-1.4%	1.6%	-0.3%	1.4%	-0.1%
At Real Prices(c)(d)	0.8	0.0	-2.0	-0.5	1.8	0.1	1.3	0.3
Deflator(d)	-0.6	-0.6	-0.4	-0.9	-0.2	-0.3	0.0	-0.5

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2005.

(d)	Percentage changes are based on seasonally-adjusted GDP figures.

Source: Economic and Social Research Institute, Cabinet Office.

Per Capita Gross Domestic Product

The following table indicates per capita gross domestic product for the last five years:

	Per Capita GDP
Fiscal Year	Amount (in thousands of yen)	Year-on-year change (%)
2006	3,981	0.6
2007	4,008	0.7
2008	3,822	(4.6)
2009	3,700	(3.2)
2010	3,742	1.1

National Income

The following table sets forth national income for calendar year 2006 through calendar year 2010.

	National Income
	2006	2007	2008	2009	2010
	(yen amounts in billions)

Domestic Factor Income
Net Income from Abroad	¥360,923	¥364,908	¥350,438	¥327,146	¥335,258
	14,399	17,198	16,511	12,629	12,257

National Income at Factor Cost	¥375,323	¥382,106	¥366,949	¥339,775	¥347,515

Percentage Changes of Income at Factor Cost from Previous Year	0.4%	1.8%	-4.0%	-7.4%	2.3%

Source: Economic and Social Research Institute, Cabinet Office.

Industry

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2006 through calendar year 2010.

GDP by Industrial Sectors (at nominal prices)

	2006	2007	2008	2009	2010
Industry
Agriculture, Forestry and Fisheries	1.2%	1.1%	1.1%	1.2%	1.2%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	19.8	20.2	19.7	17.7	19.4
Construction	5.8	5.7	5.6	5.7	5.5
Electric Power Generation, Gas and Water	2.2	2.0	1.9	2.4	2.3
Wholesale and Retail Trade	14.2	13.6	14.0	13.6	13.4
Finance and Insurance	6.0	6.0	5.0	5.0	4.9
Real Estate	10.9	10.9	11.2	12.1	11.8
Transportation and Communication	5.0	5.2	5.1	4.9	4.9
Services	17.9	18.3	18.9	19.4	19.1

Total	88.4	88.4	88.0	87.6	87.9
Public Services
Electric Power Generation, Gas and Water	0.6	0.6	0.6	0.7	0.6
Services	2.4	2.4	2.4	2.5	2.4
Public Administration	5.9	5.9	6.1	6.4	6.1

Total	9.0	8.9	9.2	9.6	9.2
Non-Profit Services	2.0	1.9	2.0	2.1	2.1

Total	99.3%	99.3%	99.1%	99.2%	99.1%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy

The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2006 through JFY 2010.

	Sources of Primary Energy Supplied
JFY	Total Primary Energy Supplied (peta- joule)	Oil	Coal	Nuclear	Natural Gas	Other
2006	23,773	47.0	20.5	11.2	15.1	6.1
2007	23,855	47.0	21.3	9.7	16.3	5.7
2008	23,218	46.4	21.4	9.7	16.7	5.8
2009	21,743	45.2	20.3	11.1	17.4	6.0
2010	23,123	43.7	21.6	10.8	17.3	6.6

Source: Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.

During JFY 2011, largely due to the effects of the Earthquake, the import of LNG increased significantly as the demand increased for power generation at thermal power stations. See “Foreign Trade and Balance of Payments—Foreign Trade”.

The table below sets forth information regarding crude oil imports for JFY 2007 through JFY 2011.

	JFY 2007	JFY 2008	JFY 2009	JFY 2010	JFY 2011
Volume of imports (thousand kilo-liters per day)	666	638	583	589	575
Cost of imports (c.i.f. in billions of yen)	¥13,693	¥13,640	¥8,587	¥9,756	¥11,894
Average price (c.i.f. in yen kilo-liters)	¥56,335	¥58,541	¥40,374	¥45,373	¥56,678

Source: Customs and Tariff Bureau, Ministry of Finance.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the demand for oil in emerging economies such as China and India has expanded and the geopolitical tension in the Middle East worsened, crude oil prices increased significantly.

Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.

The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2006 through JFY 2010.

	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010
Electric power generating capacity (a):	(megawatts)
Fossil Fuel	176,350	176,412	179,324	181,736	182,381
Nuclear	49,467	49,467	47,935	48,847	48,960
Hydro-electric	47,375	47,637	47,949	47,966	48,111
Other	1,796	2,072	2,302	2,549	2,863

Total	274,988	275,588	277,511	281,099	282,315

Electric power generation:	(gigawatt-hour)
Fossil Fuel	755,084	841,289	798,930	742,522	771,339
Nuclear	303,426	263,832	258,128	279,750	288,230
Hydro-electric	97,340	84,234	83,504	83,832	90,681
Other	5,260	5,676	5,708	6,518	6,670

Total	1,161,110	1,195,032	1,146,269	1,112,622	1,156,921

(a)	At the end of fiscal year — March 31.

Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

Price Indices

The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods Price Index(a)		Consumer Price Index(b)
	Index(c)	Annual % Change	Index	Annual % Change
2007	101.1	1.8	100.7	0.0
2008	105.7	4.6	102.1	1.4
2009	100.1	-5.2	100.7	-1.4
2010	100.0	-0.1	100.0	-0.7
2011	101.5	1.5	99.7	-0.3

(a)	All commodities. Calendar year 2010=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2010=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.

(c)	Indices are calculated using the monthly averages.

Labor

The number of employees had been on an upward trend from 2004 to 2007, but has decreased since 2008. In 2009, the average employment was estimated at 62.8 million, of which 25.4% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 70.5% in services and other sectors. In 2010, the average employment was estimated at 62.6 million, of which 24.8% were employed in mining, manufacturing and construction, 4.0% were employed in agriculture, forestry and fisheries, and 71.2% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually increased from 2008 to the middle of 2009, but has gradually decreased since the end of 2009. It ranged between 4.2% and 4.9% during 2011. (Note: Due to the impact of the Great East Japan Earthquake, it has become difficult to conduct a labor search in the following prefectures, Iwate, Miyagi and Fukushima. For this reason, the nationwide unemployment rate for the period between March 2011 and August 2011 does not account for these three prefectures.) The seasonally adjusted unemployment rate was 4.5% for March, 4.6% for April, 4.4% for May and 4.3% for June in 2012, the most recent four months for which statistics are available.

The following table indicates unemployment statistics for Japan for each of the last five years:

Calendar Year	Unemployment Rate (%)
2007	3.9
2008	4.0
2009	5.1
2010	5.1
2011	4.6

(Note) From the Ministry of Internal Affairs and Communications “Labor Force Survey”. The unemployment rate for CY 2011 is based on an estimate with respect to Iwate, Miyagi and Fukushima Prefectures.

The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

	Wage Index(a)		Industrial Production Index(b)
	Index(c)	Annual % Change	Index	Annual % Change
2007	103.9	-1.0	107.4	2.8
2008	103.6	-0.3	103.8	-3.4
2009	99.5	-3.9	81.1	-21.9
2010	100.0	0.5	94.4	16.4
2011	99.8	-0.2	92.2	-2.3

(a)	Calendar year 2010=100. Source: Monthly Labor Survey, Ministry of Health, Labor and Welfare.

(b)	Calendar year 2005=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

Aging Workforce and Population Decrease

One of the risks that the Japanese economy bears is the issue of the aging of the population accompanied with an overall population decrease. Aging and population decrease placed downward pressure on economic growth. The negative impact can be reduced by enhancing productivity and competitiveness through the further opening of the Japanese economy to the world. Aging and population decrease have an impact not only on the macro growth rate but also on spending patterns (such as the older generations spending more than younger generations on service consumption) and, consequently, the country’s economic structure.

The impact of the aging and shrinking population on Japan’s fiscal structure looms as a long-term risk. Social security benefit payments under the current system will increase. The ratio of pensions to national income are expected to remain at the same level, but that of welfare including medical benefits and nursing-care benefits is expected to increase. Aging and population decrease will thus modify the Japanese revenue structure. Furthermore, amid increasing capital mobility, it is imperative for Japan to foster an environment attractive to business enterprises. Under these circumstances, it has become more and more difficult to impose additional tax burdens on the income of individuals and corporations. The effects of the aging and shrinkage of the population would also be prominent in Japan’s regional economies.

The following table indicates the age distribution of Japan’s population:

Population and Percentage distribution by Age (5-Year Age Group)

	Both sex
Age groups	1995*	2000*	2005*	2010*	2011
	Population (Thousand persons)
Total	125,570	126,926	127,768	128,057	127,799

0 – 4 years old	6,001	5,915	5,599	5,308	5,303
5 – 9	6,547	6,033	5,950	5,598	5,490
10 – 14	7,485	6,558	6,036	5,933	5,912
15 – 19	8,567	7,502	6,593	6,093	6,075
20 – 24	9,907	8,438	7,381	6,525	6,370

25 – 29	8,799	9,809	8,314	7,391	7,219
30 – 34	8,136	8,794	9,795	8,421	8,093
35 – 39	7,830	8,130	8,772	9,864	9,712
40 – 44	9,015	7,814	8,113	8,809	9,315
45 – 49	10,630	8,932	7,755	8,093	7,966

50 – 54	8,932	10,461	8,828	7,700	7,639
55 – 59	7,962	8,750	10,294	8,728	8,320
60 – 64	7,483	7,750	8,577	10,112	10,632
65 – 69	6,402	7,118	7,460	8,272	7,861
70 – 74	4,699	5,910	6,661	7,018	7,184

75 – 79	3,292	4,157	5,280	5,992	6,143
80 – 84	2,303	2,619	3,423	4,376	4,494
85 – 89	1,138	1,535	1,855	2,454	2,625
90 – 94	368	571	843	1,029	1,082
95 – 99	69	119	212	298	317

100 and over	6	12	25	44	47

Regrouped
0 – 14 years old	20,033	18,505	17,585	16,839	16,705
15 – 64	87,260	86,380	84,422	81,735	81,342
65 and over	18,277	22,041	25,761	29,484	29,752
65 – 74 years old	11,101	13,028	14,122	15,290	15,044
75 and over	7,175	9,012	11,639	14,194	14,708

	Both sex
Age groups	1995*	2000*	2005*	2010*	2011
	Percentage distribution (%)
Total	100.00	100.00	100.00	100.00	100.00

0 – 4 years old	4.78	4.66	4.38	4.15	4.15
5 – 9	5.21	4.75	4.66	4.37	4.30
10 – 14	5.96	5.17	4.72	4.63	4.63
15 – 19	6.82	5.91	5.16	4.76	4.75
20 – 24	7.89	6.65	5.78	5.10	4.98

25 – 29	7.01	7.73	6.51	5.77	5.65
30 – 34	6.48	6.93	7.67	6.58	6.33
35 – 39	6.24	6.41	6.87	7.70	7.60
40 – 44	7.18	6.16	6.35	6.88	7.29
45 – 49	8.47	7.04	6.07	6.32	6.23

50 – 54	7.11	8.24	6.91	6.01	5.98
55 – 59	6.34	6.89	8.06	6.82	6.51
60 – 64	5.96	6.11	6.71	7.90	8.32
65 – 69	5.10	5.61	5.84	6.46	6.15
70 – 74	3.74	4.66	5.21	5.48	5.62

75 – 79	2.62	3.28	4.13	4.68	4.81
80 – 84	1.83	2.06	2.68	3.42	3.52
85 – 89	0.91	1.21	1.45	1.92	2.05
90 – 94	0.29	0.45	0.66	0.80	0.85
95 – 99	0.05	0.09	0.17	0.23	0.25

100 and over	0.00	0.01	0.02	0.03	0.04

Regrouped
0 – 14 years old	15.95	14.58	13.76	13.15	13.07
15 – 64	69.49	68.06	66.07	63.83	63.65
65 and over	14.56	17.36	20.16	23.02	23.28
65 – 74 years old	8.84	10.26	11.05	11.94	11.77
75 and over	5.71	7.10	9.11	11.08	11.51

(Note) * Statistics Bureau, Ministry of Internal Affairs and Communications, “Population Census”. (Unknown age population is included after being prorated to each age population.)

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Japan is one of the leading trading nations of the world, ranking fourth to China, United States and Germany in merchandise exports and ranking fourth to the United States, China and Germany in merchandise imports among the IMF member countries in 2011.

The trade surplus decreased from ¥10,796 billion in 2007 to trade deficit ¥2,565 billion in 2011 as exports decreased and imports increased. This is Japan’s first trade deficit in 31 years. The primary reasons for the trade deficit include the decline in export due to the effects of the Earthquake and Thailand’s flood and increased imports of LNG. Imports of LNG increased as the demand increased for power generation at thermal power stations after the nuclear accident at the Fukushima Daiichi Nuclear Plant caused suspension of operations at other nuclear plants, resulting in reduced energy supply. In light of the need for a stable supply of energy, it is currently expected that the increase in the import of LNG will continue for the foreseeable future. With commodity prices steadily rising after the collapse of Lehman Brothers in 2008, Japan’s dependence on imports for a large part of its fuel needs (including crude oil and LNG) is expected to result in a further increase in Japan’s overall imports.

The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Foreign Trade of Japan

	Value Index (a)		Quantum Index (a)		Unit Value(a) Index		Terms of Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2007	127.8	128.4	112.9	103.7	113.2	123.9	91.4
2008	123.4	138.6	111.2	103.0	111.0	134.6	82.5
2009	82.5	90.4	81.6	88.2	101.1	102.5	98.6
2010	102.7	106.7	101.4	100.5	101.3	106.2	95.4
2011	99.8	119.6	98.4	103.7	101.5	115.4	88.0

(a)	Calendar year 2005=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source: Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2007		2008		2009		2010		2011
	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥1,033	1.2%	¥941	1.3%	¥715	1.3%	¥783	1.2%	¥812	1.2%
Metals and Metal Products	6,719	8.0	7,152	8.8	4,725	8.7	5,993	8.9	5,997	9.1
Machinery and Equipment:
Ships	1,751	2.1	1,995	2.5	2,018	3.7	2,242	3.3	2,046	3.1
Motor Vehicles	14,317	17.1	13,736	17.0	6,693	12.4	9,174	13.6	8,204	12.5
TV and Radio Receivers	291	0.3	216	0.3	104	0.2	110	0.2	101	0.2
Motorcycles	739	0.9	597	0.7	296	0.5	274	0.4	266	0.4
Scientific and Optical Instruments	2,090	2.5	2,024	2.5	1,578	2.9	2,014	3.0	2,109	3.2
Other(1)	37,424	44.6	34,916	43.1	23,247	42.9	29,516	43.8	28,916	44.1

Total Machinery and Equipment	56,614	67.5	53,484	66.0	33,936	62.6	43,330	64.3	41,642	63.5
Chemicals	7,745	9.2	7,269	9.0	5,780	10.7	6,925	10.3	6,798	10.4
Foods and Beverages	417	0.5	403	0.5	366	0.7	406	0.6	359	0.5
Other Exports(2)	11,403	13.6	11,768	14.5	8,650	16.0	9,963	14.8	9,938	15.2

Grand Total	¥83,931	100.0%	¥81,018	100.0%	¥54,171	100.0%	¥67,400	100.0%	¥65,546	100.0%

	2007		2008		2009		2010		2011
	(yen amounts in billions)
JAPAN’S IMPORTS
Foods and Beverages	¥6,041	8.3%	¥6,212	7.9%	¥4,999	9.7%	¥5,199	8.6%	¥5,854	8.6%
Raw Materials	5,670	7.8	5,538	7.0	3,395	6.6	4,766	7.8	5,270	7.7
Chemicals	5,471	7.5	5,737	7.3	4,583	8.9	5,379	8.9	6,098	9.0
Mineral Fuels:
Petroleum	12,279	16.8	16,262	20.6	7,564	14.7	9,406	15.5	11,415	16.8
Coal	1,740	2.4	3,051	3.9	2,057	4.0	2,111	3.5	2,459	3.6
Other(3)	6,187	8.5	8,346	10.6	4,581	8.9	5,881	9.7	7,942	11.7

Total Mineral Fuel	20,206	27.6	27,658	35.0	14,202	27.6	17,398	28.6	21,816	32.0
Machinery and Equipment	20,239	27.7	18,736	23.7	13,518	26.2	16,070	26.4	16,176	23.7
Other Imports(4)	15,508	21.2	15,072	19.1	10,803	21.0	11,952	19.7	12,897	18.9

Grand Total	¥73,136	100.0%	¥78,955	100.0%	¥51,499	100.0%	¥60,765	100.0%	¥68,111	100.0%

(1)	This category includes general machinery, electronic components including semiconductors and electronic equipment including electronic circuit.
(2)	This category includes raw materials, mineral fuels and vehicle parts.
(3)	This category includes liquid natural gas and petroleum products.
(4)	This category includes clothing and accessories thereof, non-ferrous metal and scientific and optical instruments.

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2007		2008		2009		2010		2011
	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥40,400	48.1%	¥39,966	49.3%	¥29,338	54.2%	¥37,827	56.1%	¥36,686	56.0%
China	12,839	15.3	12,950	16.0	10,236	18.9	13,086	19.4	12,902	19.7
(Asia NIES)	18,796	22.4	17,885	22.1	12,717	23.5	15,968	23.7	14,917	22.8
(ASEAN)	10,241	12.2	10,726	13.2	7,499	13.8	9,882	14.7	9,799	14.9
Oceania	2,104	2.5	2,200	2.7	1,409	2.6	1,796	2.7	1,778	2.7
Australia	1,669	2.0	1,793	2.2	1,135	2.1	1,392	2.1	1,418	2.2
North America	18,135	21.6	15,331	18.9	9,456	17.5	11,191	16.6	10,727	16.4
U.S.A.	16,896	20.1	14,214	17.5	8,733	16.1	10,374	15.4	10,018	15.3
Canada	1,238	1.5	1,116	1.4	723	1.3	817	1.2	709	1.1
Central and South America	4,130	4.9	4,247	5.2	3,085	5.7	3,874	5.7	3,528	5.4
Western Europe	12,329	14.7	11,445	14.1	7,077	13.1	8,004	11.9	8,150	12.4
EU	12,398	14.8	11,430	14.1	6,749	12.5	7,616	11.3	7,619	11.6
Central and Eastern Europe, Russia etc.	2,389	2.8	2,932	3.6	905	1.7	1,435	2.1	1,670	2.5
Russia	1,265	1.5	1,714	2.1	307	0.6	703	1.0	941	1.4
Middle East	3,078	3.7	3,508	4.3	2,013	3.7	2,216	3.3	1,955	3.0
Africa	1,365	1.6	1,389	1.7	886	1.6	1,057	1.6	1,053	1.6

Total	¥83,931	100.0%	81,018	100.0%	¥54,171	100.0%	¥67,400	100.0%	¥65,546	100.0%

	2007		2008		2009		2010		2011
	(yen amounts in billions)
JAPAN’S IMPORTS
Asia	¥31,564	43.2%	¥32,034	40.6%	¥22,989	44.6%	¥27,511	45.3%	¥30,391	44.6%
China	15,035	20.6	14,830	18.8	11,436	22.2	13,413	22.1	14,642	21.5
(Asia NIES)	6,543	8.9	6,288	8.0	4,435	8.6	5,377	8.8	5,836	8.6
(ASEAN)	10,239	14.0	11,076	14.0	7,268	14.1	8,844	14.6	9,951	14.6
Oceania	4,189	5.7	5,378	6.8	3,542	6.9	4,327	7.1	4,893	7.2
Australia	3,673	5.0	4,922	6.2	3,242	6.3	3,948	6.5	4,514	6.6
North America	9,530	13.0	9,371	11.9	6,378	12.4	6,876	11.3	6,970	10.2
U.S.A.	8,349	11.4	8,040	10.2	5,512	10.7	5,911	9.7	5,931	8.7
Canada	1,174	1.6	1,323	1.7	858	1.7	958	1.6	1,032	1.5
Central and South America	2,842	3.9	2,863	3.6	1,878	3.6	2,485	4.1	2,772	4.1
Western Europe	8,299	11.3	7,999	10.1	6,137	11.9	6,419	10.6	7,031	10.3
EU	7,663	10.5	7,292	9.2	5,518	10.7	5,821	9.6	6,411	9.4
Central and Eastern Europe Russia etc.	1,602	2.2	1,784	2.3	1,085	2.1	1,729	2.8	1,855	2.7
Russia	1,242	1.7	1,389	1.8	826	1.6	1,412	2.3	1,514	2.2
Middle East	13,370	18.3	17,351	22.0	8,640	16.8	10,387	17.1	12,832	18.8
Africa	1,736	2.4	2,172	2.8	849	1.6	1,031	1.7	1,366	2.0

Total	¥73,136	100.0%	¥78,955	100.0%	¥51,499	100.0%	¥60,765	100.0%	¥68,111	100.0%

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments

In 2007, the Current Account surplus expanded to ¥24,934 billion due to a substantial increase in the Trade Balance. In 2008, the Current Account surplus significantly decreased to ¥16,662 billion due to a substantial decrease in the Balance on Goods and Services as well as Trade Balance. In 2009, the Current Account surplus further decreased to ¥13,736 billion due to a substantial decrease in exports and imports. In 2010, the Current Account surplus increased to ¥17,888 billion due to a substantial increase in the Trade Balance. In 2011, the Current Account surplus significantly decreased to ¥9,551 billion due to a substantial decrease in the Balance on Goods and Services.

Balance of Payments of Japan

	2007	2008	2009	2010	2011
	(in billions)
Current Account	¥ 24,934	¥ 16,662	¥ 13,736	¥ 17,888	¥ 9,551
Balance on Goods and Services	9,825	1,890	2,125	6,565	(3,378)
Trade Balance	12,322	4,028	4,038	7,979	(1,617)
Exports (f.o.b.)	79,725	77,335	50,857	63,922	62,725
Imports (f.o.b.)	67,403	73,307	46,819	55,943	64,341
Services	(2,497)	(2,138)	(1,913)	(1,414)	(1,762)
Income	16,467	16,123	12,774	12,415	14,038
Current Transfers	(1,358)	(1,352)	(1,164)	(1,092)	(1,110)
Capital and Financial Account (a)	(22,538)	(18,390)	(12,645)	(11,998)	6,266
Balance on Financial Account	(22,065)	(17,831)	(12,179)	(11,564)	6,238
Assets	(31,752)	8,158	27,953	(4,694)	7,315
Liabilities	9,687	(25,989)	(40,133)	(6,869)	(1,078)
Capital Account	(473)	(558)	(465)	(434)	28
Changes in Reserve Assets (b)	(4,297)	(3,200)	(2,527)	(3,793)	(13,790)
Errors and Omissions	1,902	4,928	1,436	(2,098)	(2,027)

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	Parenthesis for change in Reserve Assets represents an increase in reserve assets.

Source: Balance of Payments Monthly, Ministry of Finance.

Official Foreign Exchange Reserves

The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves(a)

As of December 31,	Gold(b)	Foreign Exchange	IMF Reserve Position	Special Drawing Rights	Total
	(in millions)
2007	$20,580	$947,987	$1,395	$3,034	$973,365
2008	21,281	1,003,300	2,659	3,033	1,030,647
2009	27,161	996,552	4,313	20,968	1,049,397
2010	34,695	1,035,817	4,608	20,626	1,096,185
2011	37,666	1,220,785	17,181	19,745	1,295,841

(a)

The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.

Foreign Exchange Rates

The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2007	2008	2009	2010	2011
Average (Central Rate)	¥117.77	¥103.39	¥93.61	¥87.75	¥79.76
High	124.14	110.48	101.24	94.70	85.53
Low	107.29	87.19	84.82	80.24	75.52

Source: Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM

The Bank of Japan and Monetary Policy

The Bank of Japan (“BOJ”), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of July 31, 2012, the BOJ had total assets of ¥145,495 billion.

One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and uncollateralized overnight call rate on a daily basis through market operations, along with monetary policy decided at the BOJ Policy Board Meetings. From March 2001 to March 2006, in order to fight deflation and revive the Japanese economy, the BOJ had implemented the quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. And in March 2006, the BOJ announced the exit from the quantitative easing policy and the return to monetary policy that targets policy interest rate (uncollateralized overnight call rate). At the same time, the BOJ decided to encourage the rate to remain at effectively zero percent. Then, the BOJ increased the policy interest rate to 0.25% in July 2006, and to 0.5% in February 2007. Since the fall of 2008, however, when the turmoil in global financial markets intensified, the BOJ implemented various monetary policy measures including reductions in the policy interest rate. It decreased the policy interest rate to 0.3% in October 2008, and further to 0.1% in December 2008. Furthermore, in October 2010, in order to further enhance monetary easing, the BOJ implemented a comprehensive monetary easing policy, which included the establishment of an Asset Purchase Program to purchase financial assets, including risk assets, as well as to provide loans. In March 2011, February 2012 and April 2012, the BOJ increased the amount of purchases of financial assets and loans under the Program to ¥40 trillion, ¥65 trillion and ¥70 trillion, respectively. Moreover, in February 2012, the BOJ decided to pursue powerful monetary easing by conducting its virtually zero interest rate policy and by implementing the Asset Purchase Program, with the aim of achieving the goal of 1 percent inflation. In addition, the BOJ has implemented a series of emergency loans to financial institutions in order to support liquidity in the Earthquake-affected regions, including a ¥117 billion facility that became available on July 26, 2012. The total amount of lending made under this emergency facility amounts to approximately ¥725 billion as of July 26, 2012.

The following table sets forth the principal economic indicators relating to monetary policy from 2007 through 2011.

	Current Account Balances(a)	Monetary Base		Money Stock		Loan and Bills Discounts Domestically Licensed Banks
		Total(b)	Annual% Change	Total(b)	Annual% Change	Total (b)	Annual% Change
		(yen amounts in billions)
2007	8,684	88,631	-6.9	719,581	1.6	417,639	0.5
2008	8,166	88,762	0.2	734,600	2.1	436,848	4.6
2009	12,922	93,919	5.8	754,492	2.7	428,567	-1.9
2010	16,765	98,429	4.8	775,391	2.8	420,417	-1.9
2011	29,622	113,415	15.2	796,710	2.8	425,858	1.3

(a)	Average amounts outstanding.

Source: Bank of Japan Statistics, Bank of Japan.

Government Financial Institutions

The activities of private institutions are supplemented by a number of financial institutions under government supervision, the appointment of whose senior officials is subject to approval by the government and whose funds are supplied principally or partially by the government. Among these are Japan Finance Corporation (“JFC”), the successor to National Life Finance Corporation (“NLFC”), Japan Finance Corporation for Small and Medium Enterprise (“JASME”), and Agriculture, Forestry and Fisheries Finance Corporation (“AFC”), whose main purposes are to contribute to the improvement of the quality of the national life. They also include Japan Bank for International Cooperation (“JBIC”) and The Okinawa Development Finance Corporation (“ODFC”), whose purposes are to supplement private financing in their respective fields of activity, and Development Bank of Japan Inc. (“DBJ”) and The Shoko Chukin Bank (“SCB”), which will be privatized.

The central government has been steadily promoting reform of governmental financial institutions. The “Outline of Administrative Reforms” decided by the cabinet on December 1, 2000, requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review. Pursuant to the Act on Promotion of Administrative Reform for Realization of small and Efficient Government (the “Administrative Reform Promotion Act”), which was enacted on May 26, 2006, (1) the former Development Bank of Japan was succeeded to by DBJ as of October 1, 2008, which is currently wholly owned by the Japanese government and would be privatized, (2) the international financial operations of JBIC, together with the functions of NLFC, JASME, AFC were transferred to JFC as of October 1, 2008, and the overseas economic cooperation operations of JBIC were transferred to the Japan International Cooperation Agency, and (3) as of October 1, 2008, Japan Finance Corporation for Municipal Enterprises was succeeded by Japan Finance Organization for Municipalities, which is funded by local governments. Each of these measures was implemented through individual laws that were enacted in 2007, pursuant to which these successor institutions were formed on October 1, 2008.

With regard to (1) above, as originally enacted, the Development Bank of Japan Inc. Act (Act No. 85 of 2007), as amended (the “DBJ Act”), contemplated full privatization of DBJ over a period of five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Act (as originally enacted) provided that the Japanese government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Act promptly after the full privatization. On June 26, 2009, the Japanese Diet approved the Act for Partial Amendment of the Development Bank of Japan Inc. Act (Act No. 67 of 2009) (the “Amendment Act”), which, as part of the Japanese government’s response to economic and financial crises, enables the Japanese government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In addition, under the Amendment Act, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012. Further, the Amendment Act provides that the Japanese government is to review the organization of DBJ, including the way of the Japanese government’s holding of the DBJ shares, by the end of fiscal year 2011, and until such time, the Japanese government shall not be disposing of the DBJ’s shares held by it. Additionally, on May 2, 2011, in order to address the Great East Japan Earthquake of March 11, 2011, the Japanese Diet approved the Act for Extraordinary Expenditure and Assistance to Cope with the Great East Earthquake (Act No. 40 of 2011) (the “Extraordinary Expenditure Act”). The Extraordinary Expenditure Act enables to the Japanese government to strengthen DBJ’s financial base through capital injection through March 2015 so that DBJ can smoothly implement its crisis response operations. In addition, under Extraordinary Expenditure Act, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2015. Further, the Extraordinary Expenditure Act provides that the Japanese government is to review the organization of DBJ, including the way of the Japanese government’s holding of the DBJ’s shares by the end of fiscal year 2014, and until such time, the Japanese government shall not dispose of the DBJ’s shares held by it.

With regard to (2) above, The Japan Bank for International Cooperation Act (the “JBIC Act”) was passed into law on April 28, 2011 to spin off the Japan Bank for International Cooperation Operations from the domestic financial operations of the Japan Finance Corporation. Pursuant to the JBIC Act, Japan Bank for International Cooperation was newly established on April 1, 2012.

Private Financial Institutions

According to the Financial Services Agency, the private banking system included five city banks and 107 local banks (including the Saitama Resona Bank), as of April 1, 2012, whose business corresponds roughly to that of commercial banks in the United States, as well as three major trust banks.

There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agricultural cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.

The government endorsed “Fiscal Management Strategy” on June 22, 2010, and in its strategy the government set up the following targets for advancing fiscal consolidation.

•	Halving the primary deficit (of both central and local governments) in percent of GDP by JFY 2015.

•	Achieving a primary surplus (of both central and local governments) by JFY 2020.

•	Achieving stable reduction in the amount of public debt relative to GDP from JFY 2021.

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:

•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.

•

Special Accounts.    The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of April 1, 2012, the government has 18 special accounts.

•	Government-Affiliated Agencies. The government-affiliated agencies are government-owned corporations which consist of three financial corporations.

The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2006 through JFY 2011, and the budget for JFY 2012.

Summary of Consolidated General and Special Accounts(a)

	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010	JFY 2011 (Provisional results as of December 31, 2011)	JFY 2012 Initial Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥84,413	¥84,553	¥89,208	¥107,114	¥100,535	¥110,680	¥90,334
Total Revenues, Special Accounts	501,536	395,920	387,740	377,893	386,985	428,153	408,395
Less: Inter-Account Transactions(c)	282,768	233,244	240,977	238,727	241,815	262,444	257,686

Total Consolidated Revenues	¥303,181	¥247,230	¥235,971	¥246,280	¥245,704	¥276,390	¥241,043

EXPENDITURES
Total Expenditures, General Account	¥81,445	¥81,843	¥84,697	¥100,973	¥95,312	¥110,529	¥90,334
Total Expenditures, Special Accounts	450,580	353,283	359,198	348,060	345,074	397,018	394,094
Less: Inter-Account Transactions(c)	281,102	231,611	239,115	236,323	239,158	259,720	255,663

Total Consolidated Expenditures	¥250,923	¥203,515	¥204,781	¥212,710	¥201,228	¥247,826	¥228,766

Surplus of Consolidated Revenues over Consolidated Expenditures	¥52,258	¥43,715	¥31,190	¥33,570	¥44,476	¥28,564	¥12,277

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

Source: Budget, Ministry of Finance.

General Account

	JFY 2006	JFY 2007	JFY 2008	JFY 2009	JFY 2010	JFY 2011 Revised Budget(a)	JFY 2012 Initial Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥49,069	¥51,018	¥44,267	¥38,733	¥41,487	¥42,030	¥42,346
Carried-over Surplus	3,481	2,967	2,711	4,511	6,141	2,011	—
Government Bond Issues	27,470	25,382	33,168	51,955	42,303	55,848	44,244
Income from Operation	16	16	16	15	15	16	17
Gains from Deposition of Assets	275	294	248	145	785	310	152
Miscellaneous Receipts	4,102	4,876	8,080	11,755	9,803	7,296	3,575
Receipt of the Settlement Adjustment Fund	—	—	—	—	—	—	—

Total Revenues	¥84,413	¥84,553	¥89,208	¥107,114	¥100,535	¥107,510	¥90,334

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,701	¥14,932	¥15,679	¥16,573	¥18,790	¥19,451	¥16,594
National Debt Service	18,037	19,290	19,166	18,445	19,544	20,269	21,944
Social Security	20,555	21,141	22,562	28,716	28,249	29,882	26,390
Public Works	7,709	7,257	6,921	8,353	5,803	7,827	4,573
Education and Science	5,331	5,458	5,487	6,158	6,051	6,405	5,406
National Defense	4,817	4,758	4,803	4,811	4,670	5,113	4,714
Former Military Personnel Pensions	992	941	856	781	709	643	571
Economic Assistance	784	787	800	801	746	640	522
Food Supply	610	674	1,051	1,036	1,122	1,697	1,104
Energy	471	866	868	994	845	997	820
Promotion of SMEs	240	418	1,074	2,915	830	2,199	180
Transfer to the Industrial Investment Special Account	48	20	—	—	—	—	—
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	—	—	—	—	—	—	—
Miscellaneous	5,152	5,301	5,431	11,391	7,235	11,472	6,255
Contingencies	—	—	—	—	—	350	350
Emergency Stimulus Package	—	—	—	—	—	—	—
Contingencies for Economic Crisis Response and Regional Revitalization(b)	—	—	—	—	—	—	910
Contingencies for Restoration and Reconstruction from the Great East Japan Earthquake(c)	—	—	—	—	—	566	—
Refund to the Settlement Adjustment Fund	—	—	—	—	—	—	—
Carryback of settlement deficit compensation for JFY 2008	—	—	—	—	718	—	—

Total Expenditures	¥81,445	¥81,843	¥84,697	¥100,973	¥95,312	¥107,510	¥90,334

Surplus of Revenues over Expenditures	¥2,967	¥2,711	¥4,511	¥6,141	¥5,222	¥—	¥—

(a)	As of the date of this Annual Report on Form 18-K, details for the provisional results for JFY 2011 General Accounts are not available.

(b)	Newly established effective JFY 2010.

(c)	Newly established effective JFY 2011.

Source: Budget, Ministry of Finance.

Special Accounts

	JFY 2006		JFY 2007		JFY 2008		JFY 2009		JFY 2010		JFY 2011 Revised Budget(a)		JFY 2012 Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Fiscal Loan Program Funds(b)	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—	—	—	—	—	—	—
Fiscal Investment and Loan Program(b)	—	—	—	—	¥42,834	¥40,457	¥39,299	¥37,749	¥29,351	¥28,079	¥39,899	¥39,089	¥35,987	¥35,398
Government Bonds Consolidation Fund	256,326	221,424	205,113	176,778	194,752	178,284	186,333	165,602	201,934	171,204	207,958	195,958	209,592	197,592
Foreign Exchange Fund	3,911	379	4,553	627	3,925	549	3,106	183	3,470	489	2,389	1,605	2,207	1,589
Local Allocation and Local Transfer Tax	74,822	72,795	51,366	50,214	51,207	50,577	52,214	51,435	55,315	53,421	56,930	55,720	54,560	53,767
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(c)	2,266	1,971	—	—	—	—	—	—	—	—	—	—	—	—
Measure for Energy(c)	—	—	2,764	2,402	2,673	2,382	2,650	2,361	2,509	2,238	2,387	2,387	7,425	7,425
Welfare Insurances(d)	45,383	44,117	—	—	—	—	—	—	—	—	—	—	—	—
Seamen’s Insurances	69	63	68	63	67	63	55	48	—	—	—	—	—	—
National Advanced Medical Center(e)	197	184	160	145	170	152	208	167	—	—	—	—	—	—
National Pensions(d)	25,240	23,904	—	—	—	—	—	—	—	—	—	—	—	—
Pensions(d)	—	—	71,863	69,731	72,520	70,305	75,649	74,612	79,184	75,936	79,303	79,303	80,469	80,469
Foodstuff Control(f)	2,291	2,264	—	—	—	—	—	—	—	—	—	—	—	—
Stable Supply of Foodstuff(f)	—	—	2,617	2,542	2,739	2,642	2,387	2,231	2,064	1,880	2,787	2,760	2,545	2,527
Agricultural Mutual Aid Reinsurance	109	62	107	47	93	43	103	62	108	81	104	100	122	119
National Forest Service	427	413	472	473	459	451	498	488	458	457	471	471	463	463
National Land Improvement(g)	521	487	575	481	—	—	—	—	—	—	—	—	—	—
Trade Reinsurance	787	5	853	56	219	65	148	61	91	59	171	171	188	188
Compensation Reinsurance for Motor Vehicle Damages(h)	168	104	140	72	—	—	—	—	—	—	—	—	—	—
Automobile Safety(h)	—	—	—	—	144	72	131	63	124	58	117	60	116	54
Infrastructure Development(i)	—	—	—	—	7,220	6,039	7,131	5,809	4,698	4,195	3,818	3,818	3,651	3,651
Harbor Improvement(i)	374	339	360	319	—	—	—	—	—	—	—	—	—	—
Airport Improvement(i)	578	464	663	555	—	—	—	—	—	—	—	—	—	—
Labor Insurance	8,984	7,110	7,849	6,542	7,935	6,753	7,237	6,869	7,112	6,703	7,615	7,574	6,833	6,826
Road Construction and Improvement(i)	4,787	3,877	4,595	3,812	—	—	—	—	—	—	—	—	—	—
Reconstruction from the Great East Japan Earthquake	—	—	—	—	—	—	—	—	—	—	—	—	3,775	3,775
Others	3,427	2,588	2,791	1,897	782	363	743	318	566	274	418	216	459	439

Total Revenues and Expenditures(j)	¥501,536	¥450,580	¥395,920	¥353,283	¥387,740	¥359,198	¥377,893	¥348,060	¥386,985	¥345,074	¥404,367	¥389,232	¥408,395	¥390,520

(a)	As of the date of this Annual Report on Form 18-K, details for the provisional results for JFY 2011 Special Accounts are not available.

(b)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.

(c)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” was incorporated in the newly established account of “Measures for Energy” effective JFY 2007.

(d)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.

(e)	Account abolished as of March 31, 2010.

(f)	The account of “Foodstuff Control” was combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.

(g)	Account abolished effective JFY 2008.

(h)	The account of “Compensation Reinsurance for Motor Vehicle Damages” was combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.

(i)	The accounts were combined under the new account name of “Infrastructure Development” effective JFY 2008.

(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2006		JFY 2007		JFY 2008		JFY 2009		JFY 2010		JFY 2011 Revised Budget (a)		JFY 2012 Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Total	¥4,503	¥3,793	¥2,604	¥2,065	¥1,825	¥1,785	¥1,277	¥1,530	¥1,204	¥1,406	¥1,846	¥2,614	¥1,913	¥2,703

(a)	As of the date of this Annual Report on Form 18-K, details for the provisional results for JFY 2011 are not available.

Source: Budget, Ministry of Finance.

Tax Structure

The central government derives tax revenues (including stamp revenues) through taxes on income, consumption and property, etc. The taxes on income, consumption and property (including stamp revenues, etc.) account for 54.1%, 40.5% and 5.4%, respectively, of the total central government taxes and stamp revenues in the JFY 2012 budget.

The individual national income tax is progressive, with rates currently ranging from 5% to 40% of taxable income, and the local taxes are a 10% single rate. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 25.5% except that, for small and medium corporations, the first ¥8 million of income is taxed at 15%. In addition, individuals and corporations are subject to local income taxation.

Comprehensive Reform of Social Security and Tax Japan’s fiscal conditions face challenges, with its tax revenues covering less than half of its expenditures, and with the ratio of long-term outstanding debt of central and local governments to gross domestic product expected to reach 195% at the end of JFY 2012. See also “Japan’s Public Debt” below. The Government of Japan seeks to tackle these fiscal challenges through the “comprehensive reform of social security and tax”, which was approved by the Diet in August 2012, and thereby maintain the market’s and the international community’s confidence in Japan and build the foundation for stable economic growth. In the reform, the government would set aside consumption tax revenues for social security payments, and, on the condition that the economic situation improve, gradually increase the consumption tax rate to 8% in April 2014 and to 10% in October 2015. In addition, as to the review of individual income and inheritance taxes, the government would take necessary legislative measures in FY 2012.

Fiscal Investment and Loan Program (“Zaito”)

The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.

The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.

Under the Zaito plan, funds are lent to government-related entities such as public corporations, government affiliated agencies, special accounts and local governments. The total funds allocated under the initial plan for JFY 2012 is ¥17,648 billion. The sources of funds for the plan in JFY 2012 are the Fiscal Loans (¥13,524 billion), the Industrial Investments (¥180 billion), Government-Guaranteed domestic bonds (¥3,582 billion) and Government-Guaranteed foreign bonds (¥362 billion).

The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY 2008	JFY 2009	JFY 2010	JFY 2011	JFY 2012
	(in billions)
Housing	¥862	¥686	¥604	¥578	¥923
Living Environment	2,745	2,937	3,128	2,725	2,713
Social Welfare	557	541	506	550	743
Education	873	861	1,135	1,176	1,232
Small and Medium-sized Businesses	2,934	4,227	5,673	3,627	4,323
Agriculture, Forestry and Fisheries	368	425	404	345	373
National Land Preservation and Reconstruction in the Event of Disaster	247	262	243	180	645
Road Construction	2,967	2,490	2,426	2,248	2,813
Transportation and Communications	406	451	436	408	384
Regional Development	401	424	441	467	447
Industry/Technology	323	1,310	1,907	625	2,015
Trade/Economic Cooperation	1,186	1,249	1,454	1,978	1,039

Total	¥13,869	¥15,863	¥18,357	¥14,906	¥17,648

DEBT RECORD

There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.

JAPAN PUBLIC DEBT

The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.

Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 709 trillion yen at the end of JFY 2012. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 51.9% under the revised budget for JFY 2011 and 49.0% under the initial budget for JFY 2012. The government endorsed the “Fiscal Management Strategy” on June 22, 2010 and subsequently, the National Policy Unit of the Cabinet Secretariat released the “FY 2011 Review of Progress of Fiscal Management Strategy” on January 21, 2011 and the “FY 2012 Review of Progress of Fiscal Management Strategy” on January 24, 2012. According to these reviews, the amount of the government bond issuances in the JFY 2012 initial budget is ¥44,244 billion and falls below the JFY 2011 budget’s level of ¥44,298 billion. Moreover, the government developed fiscal consolidation targets to (i) halve the primary deficit (of both central and local governments) as a percentage of GDP by JFY 2015, (ii) achieve a primary surplus (of both central and local governments) by JFY 2020, and (iii) achieve a stable reduction in the amount of public debt relative to GDP from JFY 2021. According to the Cabinet Office’s projections, (i) the primary balance of national and local governments in JFY 2012 is projected to improve by approximately 1.5 percentage points of GDP compared to JFY 2011; and (ii) the public debt-to-GDP ratio in JFY 2012 is projected to increase to 185% compared to 182% in JFY 2011.

Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2007	¥671,148	—	¥178,091
2008	669,810	—	176,687
2009	696,190	—	186,733
2010	737,325	—	187,034
2011	758,202	—	201,748

As of March 31, 2012 Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥44,259 billion and of various external obligations aggregating the equivalent of ¥3,649 billion.

The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2012 for the periods indicated.

Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2013	¥187,426
2014	106,865
2015	72,126
2016	73,574
2017 to 2052	440,582
Total	¥880,573

INTERNAL DEBT

Direct Debt of the Japanese Government

Funded Debt

Title and Interest Rate	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2012 (in millions)
1. Bonds
Interest-Bearing Treasury Bond — 40 years, 4 Series (2.2-2.4%)	2007-2012	2048-2051	¥4,924,100
Interest-Bearing Treasury Bond — 30 years, 36 Series (1.1-2.9%)	1999-2012	2029-2042	38,587,125
Interest-Bearing Treasury Bond — 20 years, 116 Series (0.8-5.9%)	1992-2012	2012-2032	131,875,370
Interest-Bearing Treasury Bond — 15 years, 41 Series (variable rate)	2000-2008	2015-2023	37,015,900
Interest-Bearing Treasury Bond — 10 years, 83 Series (0.5-2.0%)	2002-2012	2012-2022	294,701,618
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 37 Series (variable rate)	2003-2012	2013-2022	13,943,500
Inflation-Indexed Bonds —10 years, 16 Series (0.5-1.4%)	2004-2008	2014-2018	3,816,875
Interest-Bearing Treasury Bond — 5 years, 40 Series (0.3-1.5%)	2007-2012	2012-2017	137,679,107
Interest-Bearing Treasury Bond for Individual Investors — 5 years, 20 Series (0.23-1.5%)	2007-2012	2012-2017	7,596,629
Interest-Bearing Treasury Bond for Individual Investors — 3 years, 21 Series (0.11-0.32%)	2010-2012	2013-2015	1,334,283
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.1-0.2%)	2010-2012	2012-2014	67,493,074
6% Bereaved Family Treasury Bond, 9 Series	2003-2011	2012-2020	5
6% Repatriation Treasury Bond, 8 Series	2002-2009	2012-2019	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	1
Non-interest Repatriation Special Benefit Treasury Bond, 7 Series	2002-2009	2012-2019	0
Non-interest Special Benefit Treasury Bond IV, 2 Series	2003-2006	2013-2016	7
Non-interest Special Benefit Treasury Bond X, 2 Series	2003-2006	2013-2016	87
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2011	2016	174
Non-interest Special Benefit Treasury Bond XVII, 7 Series	2002-2010	2012-2020	1,040
Non-interest Special Benefit Treasury Bond XXII, 7 Series	2003-2011	2013-2021	65,625
Non-interest Special Benefit Treasury Bond XXIII, 1 Series	2006	2016	7,022
Non-interest Special Benefit Treasury Bond XXIV, 1 Series	2008	2012	20
Non-interest Special Benefit Treasury Bond XXV, 1 Series	2011	2016	4
Non-interest Treasury Bond for Special Condolence VIII, 1 Series	2005	2015	202,160
Non-interest Treasury Bond for Special Condolence IX, 1 Series	2009	2015	6,446
Government Bonds converted from The Japan Expressway Holding and Debt Repayment Agency Bonds	2009	2013-2015	725,355

Total Bonds			¥739,975,527

Title and Interest Rate	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2012 (in millions)
2. Borrowings
Former Temporary Military Expenditure(a)	1943-1945		¥41,422
Allotment of Local Allocation and Local Transfer Tax	2007	2037	14,597,037
Former Government-Operated Land Improvement Project	2008	2012-2029	245,655
Japan Expressway Holding and Debt Repayment Agency	2009	2012-2023	754,555
Former National Centers for Advanced and Specialized Medical Care	2010	2012-2035	100,251
SA for Fiscal Investment and Loan Program (1.1%)	1998	2013	801
SA for Energy Policy (0.8-1.9%)	2004-2012	2017-2025	229,436
SA for Stable Food Supply (0.9-1.3%)	2009-2012	2022-2025	46,101
SA for National Forest Service (0.315-1.7%)	1996-2012	2012-2033	1,276,186
SA for Social Infrastructures Improvement (0.0-4.75%)	1993-2011	2012-2041	935,300

Total Borrowings			¥18,226,744

Total Direct Internal Funded Debt			¥758,202,270

(a)

Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

Floating Debt

Title	Interest	Year of Maturity	Principal Amounts Outstanding as of March 31, 2012 (in millions)
1. Bonds
Treasury Discount Bills
Treasury Financing Bills	Non-interest bearing	2012	¥0
Food Financing Bills	Non-interest bearing	2012	276,000
Foreign Exchange Fund Financing Bills	Non-interest bearing	2012	115,086,990
Fiscal Loan Fund Financing Bills	Non-interest bearing	2012	0
Petroleum Financing Bills	Non-interest bearing	2012	1,140,700
Nuclear Damage Liability Facilitation Financing Bills	Non-interest bearing	2012	363,600
Treasury Bills, 12 Series	Non-interest bearing	2012-2013	41,812,070
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,598,777
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	47,241
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	11,050
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	111,444
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	47,576
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	4,779

Title	Interest	Year of Maturity	Principal Amounts Outstanding as of March 31, 2012 (in millions)
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	3,188
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	24,749
Note in Substitution for Currency of the Climate Investment Funds of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	23,164
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Government Bonds issued to Development Bank of Japan	Non-interest bearing	Payable on demand	1,343,830
Government Bonds issued to Nuclear Damage Liability Facilitation Fund	Non-interest bearing	Payable on demand	4,336,400

Total Bonds			¥166,233,802

2. Borrowings
Special Account for Local Allocation Tax	0.108-0.4%	2012	¥33,517,295
Special Account for Pension	0.4%	2012	1,479,228
Special Account for Energy Policy	0.115-0.116%	2012	517,700

Total Borrowings			¥35,514,224
Total Direct Internal Floating Debt			¥201,748,025

Total Direct Internal Debt			¥959,950,296

Debt Guaranteed by the Japanese Government

Title	Interest	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2012 (in millions)
1. Bonds Issued by Government-Affiliated Corporations

Japan Finance Corporation	0.20-1.80%	2002-2011	2012-2021	¥1,766,000
Deposit Insurance Corporation of Japan	0.10-1.10%	2005-2012	2012-2016	1,930,000
Banks’ Shareholdings Purchase Corporation	0.10%	2011-2012	2013-2014	200,000
Urban Renaissance Agency	0.10-1.30%	2008-2011	2012-2015	950,000
Japan Expressway Holding and Debt Repayment Agency	0.10-2.70%	2002-2012	2012-2049	20,692,785
Japan Housing Finance Agency	0.20-0.50%	2009-2010	2012-2013	95,000
Kansai International Airport Co., Ltd.	0.50-2.40%	2002-2012	2012-2028	376,080
Narita International Airport Corporation	0.60-1.60%	2002-2006	2012-2016	86,563
East Nippon Expressway Co., Ltd.	1.30-2.00%	2005-2009	2015-2019	260,000
Metropolitan Expressway Co., Ltd.	1.30-1.80%	2006-2010	2016-2020	88,300
Central Nippon Expressway Co., Ltd.	1.20-1.90%	2007-2009	2017-2019	250,000
West Nippon Expressway Co., Ltd.	1.30-1.90%	2005-2010	2015-2020	290,400
Hanshin Expressway Co., Ltd.	1.30-1.70%	2007-2010	2017-2020	34,160
Development Bank of Japan	0.40-2.20%	2003-2012	2013-2024	1,163,000
Organization for Promoting Urban Development	0.80-1.40%	2003-2005	2013-2015	2,005
Central Japan International Airport Co., Ltd.	0.40-1.40%	2003-2012	2013-2022	194,110
Japan Finance Organization for Municipalities	0.40-2.20%	2002-2012	2012-2022	9,122,050

Total				¥37,500,454

2. Borrowings of Government-Affiliated Corporations

Deposit Insurance Corporation of Japan	0.110-0.145%	2011-2012	2012-2013	¥907,800
Banks’ Shareholdings Purchase Corporation	0.108-0.150%	2011-2012	2012-2013	350,000
Enterprise Turnaround Initiative Corporation of Japan	0.120-0.128%	2011-2012	2012	387,000
Incorporated Administrative Agency—Farmers Pension Fund	0.328-1.664%	2007-2012	2012-2017	409,100
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.263-1.343%	2008-2011	2012-2015	11,063
Japan Railway Construction, Transport and Technology Agency	0.110-0.126%	2011-2012	2012-2013	54,055
Organization for Environment Improvement around Airport	1.070%	2009	2013	92
Japan Oil, Gas and Metals National Corporation	0.118-0.579%	2009-2012	2012-2014	604,778
Environmental Restoration and Conservation Agency of Japan	0.258-0.407%	2010-2011	2013-2014	8,000
Japan Environmental Safety Corporation	0.243-1.621%	2008-2012	2012-2016	114,700
Innovation Network Corporation of Japan	0.107-0.129%	2011-2012	2012-2013	219,000
Organization for Promoting Urban Development	0.145-0.348%	2012	2013-2016	44,200

Total				¥3,109,788
Total Internal Debt Guaranteed by the Japanese Government				¥40,610,242

EXTERNAL DEBT

Debt Guaranteed by the Japanese Government

	Interest	Year of Loan	Year of Maturity	Principal Amounts Outstanding as of March 31, 2011 (in thousands)
Japan Finance Corporation	1.500-5.250%	2004-2012	2012-2019	$18,900,000
	4.375-4.500%	2003-2004	2013-2014	€1,250,000
Japan Expressway Holding and Debt Repayment Agency	4.625%	2003	2013	$550,000
Development Bank of Japan	1.500-5.125%	2005-2012	2014-2017	$4,950,000
	4.750%	2007	2027	€700,000
	1.050-2.300%	1998-2007	2012-2028	¥505,000,000
Japan Finance Organization for Municipalities	4.000-5.000%	2005-2011	2015-2021	$3,200,000
	5.750%	1999	2019	£150,000
	4.500%	2004	2014	€900,000
	1.350-2.000%	2003-2008	2013-2018	¥325,000,000

Totals by currency				$27,600,000
				£150,000
				€2,850,000
				¥830,000,000

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS

The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2011.

Organization	Subscription Amount
(in millions)
International Monetary Fund	$21,107(a)
International Bank for Reconstruction and Development	19,109(b)
International Development Association	40,355(c)
International Finance Corporation	141(d)
Multilateral Investment Guarantee Agency	97(e)
International Fund for Agricultural Development	444(f)
Asian Development Bank	25,434(g)
African Development Bank	5,322(h)
African Development Fund	3,795(i)
European Bank for Reconstruction and Development	3,299(j)
Inter-American Development Bank	5,050(k)
Inter-American Investment Corporation	24(l)
Multilateral Investment Fund	570(m)

(a)	Equivalent of SDR13,312.8 million as of March 31, 2011.

(b)	As stated in IBRD Financial Statements as of June 30, 2011.

(c)	As stated in IDA Financial Statements as of June 30, 2011.

(d)	As stated in IFC Financial Statements as of June 30, 2011.

(e)	As stated in MIGA Financial Statements as of June 30, 2011.

(f)	As stated in IFAD Financial Statements as of December 31, 2011.

(g)	As stated in ADB Financial Statements as of December 31, 2011.

(h)	As stated in AfDB Financial Statements as of December 31, 2011. Equivalent of UA 3,467 million.

(i)	As stated in AfDF Financial Statements as of December 31, 2011. Equivalent of UA 2,472 million.

(j)	As stated in EBRD Financial Statements as of December 31, 2011. Equivalent of € 2,557 million.

(k)	As stated in IDB Financial Statements as of December 31, 2011.

(l)	As stated in IIC Financial Statements as of December 31, 2011.

(m)	As stated in MIF Financial Statements as of December 31, 2011.